Exhibit 99.1

Citizens Community Bancorp, Inc. Reports Fiscal Second Quarter, Six Month 2015 Earnings,
Financial Results
Quarterly Performance Demonstrates Year-Over-Year Earnings Growth and Strong Asset Quality

Eau Claire, WI, April 24, 2015 – Citizens Community Bancorp, Inc. (NasdaqGM: CZWI) (the "Company"), parent company of Citizens Community Federal N.A. (the “Bank”), a national banking association offering full-service retail banking and commercial lending, today announced unaudited financial results for the fiscal second quarter and six months ended March 31, 2015. The Bank's results reflected year-over-year earnings growth, an increase in non-interest income and strong asset quality. For the three months ended, March 31, 2015, net income was $596,000, or $0.11 per diluted share, up 85.7% compared with net income of $321,000, or $0.06 per diluted share, for the three months ended March 31, 2014. For the six months ended, March 31, 2015, net income was $1.3 million, or $0.25 per diluted share, up 110.1% compared with net income of $624,000, or $0.12 per diluted share, for the six months ended March 31, 2014.

Edward H. Schaefer, President and CEO, stated: "Our results continue to reflect a consistent improvement in earnings. Again like last year, we were able to double the annual cash dividend paid to our shareholders, from $0.04 per share in fiscal 2014 to $0.08 per share in fiscal 2015. Good things are happening at our Company, as shown by our quarterly results, and as we reshape our business model to diversify our balance sheet and sources of income."

Highlights

•
The increase in earnings during the fiscal first half of 2015 over the same period in the prior year, was primarily driven by an increase in non-interest income, a decrease in non-interest expense and a lower provision for loan losses.

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Net interest income decreased $247,000 or 5.1% for the quarter ended March 31, 2015 compared to the quarter ended, March 31, 2014, primarily due to loan sales of fixed rate longer term consumer real estate loans in the amount of $7.6 million in September 2014 and $8.1 million in October 2014 and the continued pressure on our earning asset yields stemming from the low interest rate environment. “Although we were aware that the loan sales would result in a reduction in loan interest income, the loan sales have contributed to positive trends in reducing our interest rate risk," Schaefer explained.

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Total non-interest income increased $292,000 or 46.2% in the quarter ended March 31, 2015 compared to the quarter ended March 31, 2014, primarily due to secondary market and commercial loan origination fees.

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The Company’s provision for loan losses was $150,000 for the three months ended March 31, 2015, as compared to $480,000 for the three months ended March 31, 2014. The allowance for loan losses, as a percent of total outstanding loans, increased at March 31, 2015, to 1.44% from 1.38% at September 30, 2014, due to a decrease in outstanding loan balances. The Bank continues to maintain a separate restricted reserve account of $1 million, for the outstanding purchased indirect consumer loan balances in the amount of $36.1 million on our March 31, 2015 balance sheet. The allowance for loan losses, as a percent of total outstanding loans, net of these purchased indirect consumer loans, was 1.57% as of March 31, 2015 and 1.49% as of September 30, 2014, respectively.

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Total non-interest expense was $4.4 million for the fiscal second quarter ended March 31, 2015, compared with $4.5 million for the fiscal second quarter ended March 31, 2014, primarily reflecting reduced salaries and related benefit costs, as well as reduced office expenses realized from efficiencies attained over recent years through management initiatives, including branch closures, technology improvements and a higher focus on employee education and training.

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The Bank continues to be well capitalized by accepted regulatory standards. The Bank's tier 1 leverage capital ratio to adjusted total assets ratio was 10.3% at March 31, 2015 and 10.0% at September 30, 2014. The Bank’s total capital to risk weighted assets ratio was 16.7% at March 31, 2015, compared with 16.1% at September 30, 2014.

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Total loans decreased $16.9 million to $453.5 million as of March 31, 2015, from $470.4 million at September 30, 2014, partially offset by an increase in commercial and agricultural loans in the amount of $10.5 million as of March 31, 2015 from their September 30, 2014 balances.

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Total deposits at March 31, 2015 increased to $455.5 million, compared with $449.8 million at September 30, 2014. Due to the increase in core deposits, we were able to reduce maturing wholesale borrowings by $8 million, or 13.6%, from their balances at September 30, 2014.

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The Company's book value per share at March 31, 2015 increased to $11.31 compared with $11.09 at September 30, 2014, primarily reflecting the Company's growth and operations improvement between the periods.

As previously announced, the Bank closed three in-store branch offices in January 2015. During the six months ended March 31, 2015, accelerated depreciation expense totaled $279,000 as well as additional fees in the amount of $52,000 related to these branch closures were incurred. Excluding these branch closure costs, net income during the six months ended March 31, 2015 was $1,509,600 or $0.29 per diluted share (non-GAAP) calculated (and reconciled to the nearest GAAP measurement) as follows:

Fiscal 2015, Six Months ended March 31, 2015
Net income after tax	$1,311,000	$1,311,000
Branch closure costs after tax ($331,000*.60)		198,600
Net income excluding branch closure costs		$1,509,600

Fiscal 2015, Six months ended March 31, 2015
Average fully diluted shares of common stock outstanding	5,188,004	5,188,004
Earnings per diluted share of common stock	$0.25	$0.29

"We are committed to focusing our efforts and resources on our most productive markets. While these branch closures create immediate expense increases, we expect to benefit from the efficiencies they create in future quarters," explained Schaefer.

Income Statement and Balance Sheet Overview

Total interest and dividend income declined to $5.7 million during the quarter ended March 31, 2015, compared to $5.9 million during the quarter ended March 31, 2014. The Company reported total interest expense of $1.1 million during the quarter ended March 31, 2015, compared to $1.0 million during the same period in the previous year.

Net interest income after provision for loan losses was $4.4 million during each of the quarters ended March 31, 2015 and March 31, 2014.

Non-interest income increased to $924,000 during the quarter ended March 31, 2015, compared with $632,000 during the same period of the prior fiscal year, mainly due to increases in loan fees and service charges from secondary market and commercial loan origination fees.

Total non-interest expense decreased $58,000 during the quarter ended March 31, 2015, compared with the quarter ended March 31, 2014, primarily reflecting reduced employee and office expenses.

Net interest margin was 3.35% and the Bank's net interest spread was 3.24% for the three months ended March 31, 2015, compared with net interest margin of 3.64% and net interest spread of 3.57% for the three months ended March 31, 2014.

Total assets decreased $78,000 to $569.7 million as of March 31, 2015 from $569.8 million at September 30, 2014.

Total loans decreased $16.9 million to $453.5 million as of March 31, 2015, from $470.4 million at September 30, 2014, primarily due to the sale in October 2014 of fixed rate longer term consumer real estate loans in the amount of $8.1 million and a seasonal reduction in loan volume as we concentrate on shorter term loan maturities. The decrease in consumer loans, was partially offset by an increase in commercial and agricultural loans in the amount of $10.5 million to an aggregate amount of $55.6 million from an aggregate balance of $45.1 million as of September 30, 2014. Mark C. Oldenberg, Executive Vice President and CFO, stated: "We are pleased with the growth in commercial lending which complements our business model diversification. We have built up our cash reserves from reductions in loan and investment balances in anticipation of loan opportunities as we enter our historically busy lending season."

Total deposits at March 31, 2015 increased to $455.5 million, compared with $449.8 million at September 30, 2014, primarily due to an increase in consumer checking, commercial and municipal deposits, offset by deposit runoff in the markets where branch closures took place during the first six months of our fiscal 2015.

The Company’s allowance for loan losses was $6.6 million as of March 31, 2015, compared with $6.5 million at September 30, 2014. Non-accruing loans declined to $1.0 million at March 31, 2015, compared with $1.2 million at September 30, 2014. Net loans charged off for the six months ended March 31, 2015 were $338,000, compared with $964,000 for the same period in the prior year.

Non-performing loan balances as of March 31, 2015 decreased $498,000 or 31.4% during the six months ended March 31, 2015 from their balances at September 30, 2014. At March 31, 2015, the Company's allowance for loan losses to total non-performing loans was 602.9% compared to 410.5% as of September 30, 2014. Non-performing loans as a percentage of total loans improved from 0.34% as of September 30, 2014 to 0.24% as of March 31, 2015.

Loans 30 days or more past due were $3.0 million as of March 31, 2015, compared with $2.8 million as of September 30, 2014. As a ratio to total loans, past due loans increased to 0.66% at March 31, 2015 from 0.58% as of September 30, 2014. Schaefer explained, "Although past due loan balances slightly increased at March 31, 2015 compared to September 30, 2014, non-performing loans and charged-off loans decreased and past due loan balances at March 31, 2015, were less than past due loan balances as of the same date in the prior year which we believe reflects improved asset quality."

At March 31, 2015, the Bank's total capital to risk weighted assets was 16.7%, tier 1 capital to risk weighted assets was 15.5% and the tier 1 leverage capital ratio to adjusted total assets was 10.3%. All ratios exceeded regulatory standards as of the quarter ended March 31, 2015 for a well-capitalized institution. The Company's book value per share was $11.31 per common share as of March 31, 2015, compared to $11.09 per common share as of September 30, 2014.

Schaefer concluded: “We look forward to our new Mankato, Minnesota branch opening in September 2015. As we plan for our future, we remain focused on franchise growth opportunities that complement our portfolio needs. Our team remains committed to delivering excellence in the products and services we offer to generate shareholder value, thus allowing us to remain a strong, stable, independent community bank."

About the Company

Citizens Community Federal N.A., a wholly owned subsidiary of Citizens Community Bancorp, Inc., is a full-service national bank based in Altoona, Wisconsin, serving more than 50,000 customers in Wisconsin, Minnesota and Michigan through 20 branch locations, including 11 locations in Walmart Supercenters. The Company’s stock trades on the NASDAQ Global Market under the symbol “CZWI.”

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to consumer demand for the Bank’s products and services; the Bank’s ability to maintain current deposit and loan levels at current interest rates; competitive and technological developments; deteriorating credit quality, including changes in the interest rate environment reducing interest margins; prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; the Bank’s ability to maintain required capital levels and adequate sources of funding and liquidity; maintaining capital requirements may limit the Bank’s operations and potential growth; changes and trends in capital markets; competitive pressures among depository institutions; effects of critical accounting estimates and judgments; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies overseeing the Bank; the Bank’s ability to implement its cost-savings and revenue enhancement initiatives, including costs associated with its branch consolidation and new market branch growth initiatives; legislative or regulatory changes or actions or significant litigation adversely affecting the Bank; fluctuation of the Company’s stock price; the Bank's ability to attract and retain key personnel; the Bank's ability to secure confidential information through the use of computer systems and telecommunications networks; and the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended September 30, 2014 filed with the Securities and Exchange Commission on December 8, 2014. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this report.

Non-GAAP

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position and in comparing the Company's results of operations and financial position over different periods. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other banks and financial institutions.

Contact: Mark Oldenberg, CFO
715-836-9994

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
March 31, 2015 (unaudited) and September 30, 2014 (derived from audited financial statements)
(in thousands, except share data)

	March 31, 2015	September 30, 2014
Assets
Cash and cash equivalents	$35,879	$11,434
Other interest-bearing deposits	1,495	245
Investment securities (available for sale securities at fair value of $54,006 and $62,189, and held to maturity securities at cost of $9,038 and $8,785 at March 31, 2015 and September 30, 2014, respectively)	63,044	70,974
Non-marketable equity securities, at cost	5,276	5,515
Loans receivable	453,495	470,366
Allowance for loan losses	(6,553)	(6,506)
Loans receivable, net	446,942	463,860
Office properties and equipment, net	3,105	3,725
Accrued interest receivable	1,400	1,478
Intangible assets	132	161
Foreclosed and repossessed assets, net	1,051	1,050
Other assets	11,413	11,373
TOTAL ASSETS	$569,737	$569,815
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$455,487	$449,767
Federal Home Loan Bank advances	50,891	58,891
Other liabilities	4,189	3,864
Total liabilities	510,567	512,522
Stockholders' equity:
Common stock - $0.01 par value, authorized 30,000,000; 5,233,359 and 5,167,061 shares issued and outstanding, respectively	52	52
Additional paid-in capital	54,716	54,257
Retained earnings	4,941	4,049
Unearned deferred compensation	(340)	(223)
Accumulated other comprehensive loss	(199)	(842)
Total stockholders' equity	59,170	57,293
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$569,737	$569,815

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations (unaudited)
Three and Six Months Ended March 31, 2015 and 2014
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Interest and dividend income:
Interest and fees on loans	$5,375	$5,519	$10,971	$11,241
Interest on investments	317	355	681	716
Total interest and dividend income	5,692	5,874	11,652	11,957
Interest expense:
Interest on deposits	946	879	1,898	1,827
Interest on borrowed funds	161	163	328	318
Total interest expense	1,107	1,042	2,226	2,145
Net interest income	4,585	4,832	9,426	9,812
Provision for loan losses	150	480	385	1,080
Net interest income after provision for loan losses	4,435	4,352	9,041	8,732
Non-interest income:
Total fair value adjustments and other-than-temporary impairment	—	(411)	—	(78)
Portion of gain (loss) recognized in other comprehensive loss (before tax)	—	412	—	—
Net gains on sale of available for sale securities	45	(142)	47	(142)
Net losses on available for sale securities	45	(141)	47	(220)
Service charges on deposit accounts	378	450	850	1,003
Loan fees and service charges	292	137	647	354
Other	209	186	414	371
Total non-interest income	924	632	1,958	1,508
Non-interest expense:
Salaries and related benefits	2,178	2,375	4,353	4,644
Occupancy	664	635	1,484	1,270
Office	252	279	508	660
Data processing	395	381	784	745
Amortization of core deposit intangible	14	14	28	29
Advertising, marketing and public relations	186	69	284	144
FDIC premium assessment	104	104	208	209
Professional services	270	213	589	431
Other	358	409	675	1,128
Total non-interest expense	4,421	4,479	8,913	9,260
Income before provision for income tax	938	505	2,086	980
Provision for income taxes	342	184	775	356
Net income attributable to common stockholders	$596	$321	$1,311	$624
Per share information:
Basic earnings	$0.11	$0.06	$0.25	$0.12
Diluted earnings	$0.11	$0.06	$0.25	$0.12
Cash dividends paid	$0.08	$0.04	$0.08	$0.04